Exhibit 10.12

July 20, 2012
Stephen R. Reynolds
Dear Steve:
It is with great pleasure that I confirm our offer of employment with ARAMARK as Executive Vice President and General Counsel, ARAMARK Corporation.
As we discussed, at the November meeting of the Compensation and Human Resources Committee of the ARAMARK Holdings Corporation Board of Directors we will recommend your appointment as a member of the Executive Leadership Council (ELC). As an ELC member, you will be among the executives who have the greatest impact on leading ARAMARK to achieve our business goals.

Please see the enclosed ELC Package Enclosures and Checklist that follows this letter for a complete list of materials you are receiving, with instructions and deadlines for those materials requiring your signature and return.

In particular, you will want to immediately review:
•the Offer Detail Summary highlighting the specifics associated with the offer.

•	the ARAMARK Corporation Agreement Relating To Employment And Post- Employment Competition (the "Agreement"). Your employment as an ELC member is contingent upon execution of this Agreement.
This package also includes materials that describe a full range of programs for which you would be eligible as an ELC member:
•Cash compensation, comprising salary and bonus
•Equity Incentives
•Benefits and Perquisites
You will be required at all times to comply with ARAMARK's policies, including our Business Conduct Policy. During the course of your employment with ARAMARK, you will receive information and documents from ARAMARK containing confidential, proprietary trade information concerning ARAMARK's business and business relationships ("Proprietary Information"), By accepting this position, you agree that at no time while employed by ARAMARK, or after your employment with ARAMARK has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with ARAMARK. At the end of

1101 MARKET STREET
PHILADELPHIA, PA 19107
215 238 3000 FAX 800 999 8989

your employment with ARAMARK, you will return to ARAMARK all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all ARAMARK property.

Your employment will be "at-will." This means you are free to terminate your employment at any time, for any reason, with or without notice, and ARAMARK possesses these same rights to terminate your employment. At-will employment also means that ARAMARK may change the terms of employment, such as promotion, demotion, discipline, transfer, compensation, benefits, duties, and location of work, at any time, with or without notice.
In conformance with the Immigration Reform and Control Act of 1986, ARAMARK requires proof of your identity and employment authorization. This job offer is contingent on the successful completion of a pre-employment drug screening, verification of information provided by you in connection with your application for employment, and a positive reference checks and background investigations.
Steve, we are delighted to have you join ARAMARK on September 4, 2012. If I may be of any help to you during your transition, please do not hesitate to call me in the office at 215-238-3203.

Sincerely,
/s/ Lynn B. McKee
Lynn B. McKee
Executive Vice President, Human Resources

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Please sign and date below acknowledging that you have received this letter and Offer Detail Summary and accepted our employment offer. Your offer will expire as of Friday, July 27, 2012.

Accept:    Stephen R. Reynolds
(Please Print Name)

/s/ Stephen R. Reynolds                July 26, 2012
(Please Sign Name)             Date

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Stephen R. Reynolds
Offer Detail Summary
July 20, 2012

Title:	Executive Vice President and General Counsel ARAMARK Corporation
Level:	Executive Leadership Council, Band 1
Reports To:	Eric Foss, Chief Executive Officer ARAMARK Corporation
Location:	Philadelphia, PA
Effective Date:	September 4, 2012
Base Salary:	$500,000
Bonus:
You will be eligible to participate in ARAMARK's Management Incentive Bonus Plan for Fiscal Year 2013. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of ARAMARK and your performance measured against certain annual financial and non-financial goals, objectives and achievements. The current guideline bonus for your position is $400,000.

Benefits:	You will be eligible to participate in the standard ARAMARK Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which is/are subject to change from time to time.

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Equity Incentives:
As an ELC member, you will be offered the opportunity to invest in ARAMARK Holdings Corporation common stock ("ARAMARK Stock") through a grant of Installment Stock Purchase Opportunities or "ISPOs". We will recommend to the Compensation and Human Resources Committee of the ARAMARK Board of Directors ("the Committee") that you be awarded an ISPO for 60,000 shares of ARAMARK Stock. Your ISPO will allow you to purchase shares of ARAMARK Stock in five installments at a price equal to the independently appraised price of ARAMARK Stock on the date the ISPO is granted to you. The first tranche of the ISPO grant will cover 12,000 shares of Common Stock, and will be immediately exercisable upon grant. You can make your investment during the one year period following the date your ISPO is granted, but you agree that you will purchase the entire initial tranche within the first year. You will also be required to exercise the remaining four installments during four periods commencing on December 15 and ending on the immediately following January 15, as set forth in your ISPO Agreement. Your ability to exercise your ISPOs is generally subject to your continued employment with ARAMARK. Any portion of your ISPO that is not exercised during its relevant exercise period will be cancelled.

In addition, we will recommend to the Committee that you be awarded non-qualified stock options for 250,000 shares of ARAMARK Stock. The exercise price of these stock options will be equal to the independently appraised price of ARAMARK Stock on the date of grant.

One half of these options will be performance-based; generally, this means that they may vest over four years, 25% per year, if ARAMARK achieves certain company-wide financial targets, as described in your stock option agreement. The other half of the options will be time- based options that vest over four years, 25% per year. Vesting of both these performance- and time-based options is always subject to your continued employment with ARAMARK. The actual terms and conditions of your stock options (including vesting terms) will be set forth in the stock option agreement and grant certificate to be provided to you as evidence of the grant of these options.

Details on the provisions of the Management Ownership Program, the terms of your ISPOs and stock option grants and other relevant documentation will be sent to you after your candidacy for the ELC has been approved by the Committee. In order to exercise your ISPOs and/or your stock option grants, you will be required to execute a stockholders agreement and several other agreements and agree to hold any stock and options you acquire from ARAMARK in accordance with these agreements on the same terms and conditions as other ELC members who have already executed these agreements.

Note that all ARAMARK ISPO and stock option grants require approval of the Committee or its designee. Generally, the Committee would consider making your ISPO and stock option grants shortly following the delivery of the new appraisal of ARAMARK Stock that occurs after you become an ELC member.

Auto Allowance:	You will be eligible to receive an auto allowance of $1,100.00 per month. This amount is subject to all applicable withholding taxes, is paid monthly and is not pro-rated.
Vacation:	4 weeks

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Relocation:	You will be eligible for ARAMARK’s Executive Leadership Counsel Relocation Policy
Other:	Member of ARAMARK’s Executive Leadership Council
This offer letter, along with the agreements referenced herein, sets forth the entire understanding of the parties with respect to all aspects of the offer to join the ELC. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter.

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